EXHIBIT 99.1

PRESS RELEASE

FOR IMMEDIATE RELEASE

February 21, 2008	Contact: Keith Schroeder
Chief Financial Officer
(918) 825-0616

ORCHIDS PAPER PRODUCTS COMPANY SIGNS

WASTE PAPER SOURCING AGREEMENT

PRYOR, OKLAHOMA (February 21, 2008) – Orchids Paper Products Company (AMEX:TIS) today announced it has entered into an exclusive waste paper supply agreement with Dixie Pulp and Paper, Inc. (“Dixie”) of Tuscaloosa, AL. Under the terms of the agreement, Dixie will be the sole supplier of waste paper to Orchids. The agreement is effective April 1, 2008 and carries a five-year term.

Commenting on the announcement, Mr. Robert Snyder, President and Chief Executive Officer stated, “As a 100% recycled tissue manufacturer, our waste paper supply is of utmost importance. As such, we have entered into this agreement to ensure the supply of quality waste paper to our facility, and are pleased to enter into a partnership with a first class organization such as Dixie Pulp and Paper.”

About Orchids Paper Products Company

Orchids Paper Products Company is an integrated manufacturer of tissue paper products serving the private label consumer market. The company produces a full line of tissue products, including paper towels, bathroom tissue and paper napkins. From its operations in Pryor, Oklahoma, Orchids Paper Products Company uses recycled waster paper to produce finished tissue products which it provides to retail chains throughout the central United States. For more information on the company and its products visit the company’s website at http://www.orchidspaper.com.